Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports First Quarter Net Income Per Share of $2.25 and Core

Operating Income Per Share of $2.54, Up 8.5%; Consolidated Net

Premiums Written of $7.3 Billion, Up 2.9%, or 5.1% in Constant

Dollars; P&C Combined Ratio of 89.2%

•	Net income was $1.0 billion. Core operating income was $1.2 billion, up 6.7%. On a constant-dollar basis, core operating income was up 9.0%, or 10.9% on a per share basis.

•	P&C underwriting income was $712 million, up 10.9%, or 14.5% in constant dollars, and Global P&C underwriting income was $639 million, up 18.4%, or 23.0% in constant dollars.

•	P&C net premiums written were $6.7 billion, up 2.9%, or 5.1% in constant dollars.

•	P&C combined ratio was 89.2% compared with 90.1% prior year. P&C current accident year combined ratio excluding catastrophe losses was 88.5% compared with 87.6% prior year.

•	Pre-tax catastrophe losses were $250 million, or $201 million after-tax, in the quarter, compared with $380 million, or $303 million after-tax, prior year.

•	Net investment income was $836 million pre-tax, and adjusted net investment income was $882 million pre-tax, in line with previous guidance.

•	Annualized ROE and core operating ROE were 8.1% and 9.2%, respectively. Annualized core operating return on tangible equity was 15.1%.

•	Book and tangible book value per share were up 4.3% and 6.9%, respectively, in the quarter.

ZURICH – April 30, 2019 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended March 31, 2019 of $1,040 million, or $2.25 per share, compared with $1,082 million, or $2.30 per share, for the same quarter last year. Core operating income was $1,170 million, or $2.54 per share, compared with $1,097 million, or $2.34 per share, for the same quarter last year. The property and casualty (P&C) combined ratio was 89.2%. Book and tangible book value per share increased 4.3% and 6.9%, respectively, from December 31, 2018 and now stand at $114.27 and $70.46, respectively. Book and tangible book value per share were favorably impacted by net realized and unrealized gains of $1,402 million after-tax in the company’s investment portfolio, principally driven by a decline in interest rates.

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Chubb Limited News Release

Chubb Limited

First Quarter Summary

(in millions of U.S. dollars, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2019	2018	Change	2019	2018	Change
Net income	$1,040	$1,082	(3.9)%	$2.25	$2.30	(2.2)%
Chubb integration expenses, net of tax	2	8	(75.0)%	0.01	0.02	(50.0)%
Amortization of fair value adjustment of acquired invested assets and long-term debt, net of tax	33	50	(34.0)%	0.07	0.11	(36.4)%
Adjusted net realized (gains) losses, net of tax	95	(43)	NM	0.21	(0.09)	NM
Core operating income, net of tax	$1,170	$1,097	6.7%	$2.54	$2.34	8.5%

For the three months ended March 31, 2019 and 2018, the tax expenses (benefits) related to the table above were $(1) million and $(2) million, respectively, for Chubb integration expenses; $(8) million and $(9) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt; $(5) million and $(3) million, respectively, for adjusted net realized gains and losses; and $202 million and $149 million, respectively, for core operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “Chubb had a very good first quarter with core operating income per share of $2.54, up 8.5% from prior year. Our underwriting results were highlighted by a P&C combined ratio of 89.2%. We grew premiums globally over 5% in constant dollars and took advantage of an improved pricing environment. In fact, in U.S. commercial lines, London wholesale and certain other international markets, it is the best we have seen in a number of years. Shareholder returns were quite strong with book and tangible book value per share growth of 4.3% and 6.9% and core operating and tangible ROE of 9.2% and 15.1%, respectively.

“Commercial P&C net premiums in North America were up 5% in the quarter, and in our international operations premiums were up 6% in constant dollars. Growth was broad-based across many of our businesses and territories.

“As announced in the quarter, following government approval, we are increasing our ownership stake in Huatai Insurance Group in China, which converts the company to a foreign invested enterprise and is a major milestone on the path to our goal of majority ownership. In the quarter, we also signed a 15-year exclusive distribution agreement with Banco de Chile. Initiatives such as these add to our global presence and position us to grow well into the future.”

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Chubb Limited News Release

Operating highlights for the quarter ended March 31, 2019 were as follows:

Chubb Limited (in millions of U.S. dollars except for percentages)	Q1 2019	Q1 2018	Change
P&C
Net premiums written (increase of 5.1% in constant dollars)	$6,734	$6,545	2.9%
Underwriting income	$712	$642	10.9%
Combined ratio	89.2%	90.1%
Current accident year underwriting income excluding catastrophe losses	$758	$813	(6.8)%
Current accident year combined ratio excluding catastrophe losses	88.5%	87.6%

Global P&C (excludes Agriculture)
Net premiums written (increase of 4.8% in constant dollars)	$6,604	$6,437	2.6%
Underwriting income	$639	$540	18.4%
Combined ratio	90.2%	91.6%
Current accident year underwriting income excluding catastrophe losses	$744	$786	(5.4)%
Current accident year combined ratio excluding catastrophe losses	88.6%	87.8%

North America Agricultural Insurance
Net premiums written	$130	$108	19.9%
Current accident year combined ratio excluding catastrophe losses	83.9%	67.7%

•	Net premiums earned increased 1.6%, or 3.6% in constant dollars.

•

Total pre-tax and after-tax catastrophe losses were $250 million (3.8 percentage points of the combined ratio) and $201 million, respectively, compared with $380 million (5.8 percentage points of the combined ratio) and $303 million, respectively, last year.

•

Total pre-tax and after-tax favorable prior period development were $204 million (3.1 percentage points of the combined ratio) and $161 million, respectively, compared with $209 million (3.3 percentage points of the combined ratio) and $166 million, respectively, last year.

•	Net investment income was $836 million pre-tax, up 3.7%, and adjusted net investment income was $882 million pre-tax, up 0.6%.

•	Operating cash flow was $1.3 billion.

•	Share repurchases totaled $367 million during the quarter at an average purchase price of $133.28 per share.

•

Net loss reserves increased $39 million. The underlying increase in loss reserves was mostly offset by catastrophe loss payments, the seasonality in the company’s crop insurance business and favorable prior period reserve development in the quarter.

•

Book and tangible book value per share were favorably impacted by net realized and unrealized gains of $1,402 million after-tax in the company’s investment portfolio as noted above and realized gains of $51 million after-tax in the company’s variable annuity reinsurance business. In addition, foreign currency movement in the quarter, reflecting the weakening of the U.S. dollar against most major currencies, favorably impacted book value by $150 million after-tax and tangible book value by $78 million after-tax.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended March 31, 2019 are presented below:

Chubb Limited (in millions of U.S. dollars except for percentages)	Q1 2019	Q1 2018	Change
Total North America P&C Insurance
Net premiums written	$4,137	$3,968	4.3%
Combined ratio	86.4%	88.8%
Current accident year combined ratio excluding catastrophe losses	86.0%	84.7%

North America Commercial P&C Insurance
Net premiums written:	$2,951	$2,812	5.0%
Major accounts retail and excess and surplus (E&S) wholesale	$1,703	$1,638	4.0%
Middle market and small commercial	$1,248	$1,174	6.3%
Combined ratio	86.6%	86.2%
Current accident year combined ratio excluding catastrophe losses	87.8%	87.0%

North America Personal P&C Insurance
Net premiums written	$1,056	$1,048	0.8%
Net premiums written adjusted primarily for additional reinsurance			2.6%
Combined ratio	91.5%	104.2%
Current accident year combined ratio excluding catastrophe losses	81.1%	79.7%

North America Agricultural Insurance
Net premiums written	$130	$108	19.9%
Current accident year combined ratio excluding catastrophe losses	83.9%	67.7%

Overseas General Insurance
Net premiums written	$2,395	$2,384	0.4%
Net premiums written in constant dollars			6.0%
Combined ratio	92.3%	90.4%
Current accident year combined ratio excluding catastrophe losses	91.3%	90.7%

•

North America Agricultural Insurance: Underwriting income of $73 million in the quarter included $61 million of favorable prior period development. The current accident year combined ratio excluding catastrophe losses was 83.9%, compared with 67.7% prior year, principally due to lower favorable expense adjustments in the current year related to the 2018 crop year true-up with the U.S. government.

•

Global Reinsurance: Net premiums written increased 4.4%, or 6.4% in constant dollars. The combined ratio was 76.8% compared with 69.5% prior year. The current accident year combined ratio excluding catastrophe losses was 81.5%, compared with 77.0% prior year, primarily due to a shift in mix of business.

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Chubb Limited News Release

•

Life Insurance: Net premiums written increased 3.5%, or 5.2% in constant dollars, reflecting growth in Combined Insurance North America supplemental accident and health business and growth in the Asian international life operations. Segment income was $85 million, up 33.9%. International life insurance segment income was $34 million, up $17 million. Combined Insurance North America contributed segment income of $41 million, up 24.7%.

Please refer to the Chubb Limited Financial Supplement, dated March 31, 2019, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its first quarter earnings conference call on Wednesday, May 1, 2019 beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 800-347-6311 (within the United States) or 323-794-2094 (international), passcode 5310561. Please refer to the Chubb investor relations website under Events and Presentations for details. A replay of the call will be available until Wednesday, May 15, 2019 and the archived webcast will be available for approximately one month. To listen to the replay, please click here to register and receive dial-in numbers.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs more than 30,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

All comparisons are with the same period last year unless otherwise specifically stated.

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Chubb Limited News Release

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Net premiums written adjusted primarily for additional reinsurance is net premiums written in the company’s North America Personal P&C Insurance segment, adjusted to exclude additional reinsurance, reinstatement premiums, and prior year one-time accounting actions. We believe this measure is meaningful to evaluate trends in the underlying business on a comparable basis.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from the acquisition of The Chubb Corporation (Chubb Corp) of $46 million in Q1 2019. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses.

P&C underwriting income is calculated by subtracting adjusted losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned of our P&C operations. We use P&C underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, Chubb integration expense, income tax expense and adjusted net realized gains (losses).

Current accident year underwriting income excluding catastrophe losses is underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Segment income (loss) includes underwriting income, adjusted net investment income, other income (expense) – operating, and amortization expense of purchased intangibles.

Core operating income, net of tax, excludes from net income the after-tax impact of adjusted net realized gains (losses), Chubb integration expenses, and the amortization of fair value adjustment of acquired invested assets and long-term debt related to the Chubb Corp acquisition. We believe this presentation enhances the understanding of our results of

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Chubb Limited News Release

operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) are heavily influenced by, and fluctuate in part according to, the availability of market opportunities. We exclude the amortization of the fair value adjustments related to purchased invested assets and long-term debt and Chubb integration expenses due to the size and complexity of this acquisition. These integration expenses are distortive to our results and are not indicative of our underlying profitability. We believe that excluding these integration expenses facilitates the comparison of our financial results to our historical operating results. References to core operating income measures mean net of tax, whether or not noted.

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized financial measures. The numerator includes core operating income, net of tax. The denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. For the ROTE calculation, the denominator is also adjusted to exclude goodwill and other intangible assets, net of tax. These measures enhance the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of unrealized gains and losses on our investments.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives.

Current accident year combined ratio excluding catastrophe losses excludes the impact of catastrophe losses and PPD from the combined ratio. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Life Insurance gross and net premiums written measures include deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with GAAP. However, we include life deposits in presenting growth in our life insurance business because new life deposits are an important component of production and key to our efforts to grow our business.

Tangible book value per common share, net of tax, is shareholders’ equity less goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

See the reconciliation of Non-GAAP Financial Measures on pages 27-30 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, return on equity, and net investment income.

NM - not meaningful comparison

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Chubb Limited News Release

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, including 2019 performance and growth opportunities, pricing, economic and market conditions, and our expectations and intentions and other statements that are not historical facts reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	March 31 2019	December 31 2018
Assets
Investments	$103,260	$100,968
Cash	1,271	1,247
Insurance and reinsurance balances receivable	9,826	10,075
Reinsurance recoverable on losses and loss expenses	16,137	15,993
Goodwill and other intangible assets	21,419	21,414
Other assets	19,434	18,074

Total assets	$171,347	$167,771

Liabilities
Unpaid losses and loss expenses	$63,143	$62,960
Unearned premiums	15,909	15,532
Other liabilities	39,940	38,967

Total liabilities	$118,992	$117,459

Shareholders’ equity
Total shareholders’ equity	52,355	50,312

Total liabilities and shareholders’ equity	$171,347	$167,771

Book value per common share	$114.27	$109.56
Tangible book value per common share	$70.46	$65.89
Book value per common share excluding cumulative translation losses (1)	$118.28	$113.87
Tangible book value per common share excluding cumulative translation losses (1)	$73.30	$68.87

(1)

Cumulative translation losses were $1.8 billion in 2019 ($1.3 billion on tangible and $535 million on intangible net assets) and $2.0 billion in 2018 ($1.4 billion on tangible and $607 million on intangible net assets).

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended
	March 31
	2019	2018
Gross premiums written	$9,111	$8,733
Net premiums written	7,313	7,104
Net premiums earned	7,137	7,027
Losses and loss expenses	4,098	4,102
Policy benefits	196	151
Policy acquisition costs	1,464	1,464
Administrative expenses	710	692
Net investment income	836	806
Net realized gains (losses)	(97)	(2)
Interest expense	140	157
Other income (expense):
Gains (losses) from separate account assets	30	6
Other	9	41
Amortization of purchased intangibles	76	85
Chubb integration expenses	3	10
Income tax expense	188	135

Net income	$1,040	$1,082

Diluted earnings per share:
Net income	$2.25	$2.30
Core operating income	$2.54	$2.34

Weighted average diluted shares outstanding	461.5	469.5

P&C combined ratio
Loss and loss expense ratio	59.3%	60.0%
Policy acquisition cost ratio	20.3%	20.6%
Administrative expense ratio	9.6%	9.5%

P&C combined ratio	89.2%	90.1%

P&C underwriting income	$712	$642

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Chubb Limited News Release

Chubb Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended
	March 31
	2019	2018
Gross Premiums Written
North America Commercial P&C Insurance	$3,977	$3,678
North America Personal P&C Insurance	1,207	1,181
North America Agricultural Insurance	219	205
Overseas General Insurance	2,876	2,872
Global Reinsurance	221	205
Life Insurance (1)	932	971

Total	$9,432	$9,112

Net Premiums Written
North America Commercial P&C Insurance	$2,951	$2,812
North America Personal P&C Insurance	1,056	1,048
North America Agricultural Insurance	130	108
Overseas General Insurance	2,395	2,384
Global Reinsurance	202	193
Life Insurance (1)	900	938

Total	$7,634	$7,483

Net Premiums Earned
North America Commercial P&C Insurance	$3,085	$3,029
North America Personal P&C Insurance	1,154	1,140
North America Agricultural Insurance	55	43
Overseas General Insurance	2,114	2,107
Global Reinsurance	168	168
Life Insurance	561	540

Total	$7,137	$7,027

Segment income (loss)
North America Commercial P&C Insurance	$928	$927
North America Personal P&C Insurance	159	8
North America Agricultural Insurance	76	102
Overseas General Insurance	292	336
Global Reinsurance	104	122
Life Insurance	85	64
Corporate	(127)	(144)

Total	$1,517	$1,415

(1)	Life Insurance gross and net premiums written includes deposits collected on universal life and investment contracts in Q1 2019 ($321 million) and Q1 2018 ($379 million).

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